UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Synthesis Energy Systems, Inc.
(Name of Issuer)
Common Stock, par value $.01 per share
(Title of Class of Securities)
871628103
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	871628103	Page	2	of	16

1	NAMES OF REPORTING PERSONS Equity Trust (Jersey) Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,404,762

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		4,404,762

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,404,762

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	871628103	Page	3	of	16

1	NAMES OF REPORTING PERSONS Collison Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		1,904,762

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,904,762

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,904,762

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	871628103	Page	4	of	16

1	NAMES OF REPORTING PERSONS Hilamar Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	5	SOLE VOTING POWER

NUMBER OF		1,500,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,500,000

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,500,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	871628103	Page	5	of	16

1	NAMES OF REPORTING PERSONS Karinga Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	5	SOLE VOTING POWER

NUMBER OF		1,000,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,000,000

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,000,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	871628103	Page	6	of	16

1	NAMES OF REPORTING PERSONS Derard Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,404,762

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		4,404,762

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,404,762

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	871628103	Page	7	of	16

1	NAMES OF REPORTING PERSONS C.N. Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,404,762

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		4,404,762

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,404,762

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	871628103	Page	8	of	16

1	NAMES OF REPORTING PERSONS EQ Nominees (Jersey) Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Jersey

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,404,762

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		4,404,762

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,404,762

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	12.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

Item 1
	1	(a)	Name of Issuer: Synthesis Energy Systems, Inc.

	1	(b)	Address of Issuer’s Principal Executive Offices:
6330 West Loop South, Ste. 300, Houston, Texas 77401
Item 2

	2	(a)	Names of Persons Filing:

1. Equity Trust (Jersey) Limited (“Equity Trust”)

2. Collison Limited (“Collison”)

3. Hilamar Limited (“Hilamar”)

4. Karinga Limited (“Karinga”)

5. Derard Limited (“Derard”)

6. C.N. Limited (“C.N. Limited”)

7. EQ Nominees (Jersey) Limited (“EQ Nominees”)

Attached as Exhibit 1 is a copy of an agreement by and among the Reporting Persons to the effect that this Schedule 13G is being filed on behalf of each of them.

	2	(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Equity Trust, Derard, C.N. Limited and EQ Nominees is:

28-30 The Parade, St Helier, Jersey JE1 1EQ, Channel Islands

The address of the principal business for Collison is:

Fourth Floor, One Capital Place, P.O. Box 847GT, Grand Cayman, Cayman Islands, British West Indies

The address of the principal business for Hilamar, Karinga and Derard is:

Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands

	2	(c)	Citizenship: See Row (4) on Pages 2-8

	2	(d)	Title of Class of Securities Common Stock, par value $.01 per share

	2	(e)	CUSIP Number 871628103

Item 3
If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

a.	[ ] Broker or Dealer registered under Section 15 of the Act.

b.	[ ] Bank as defined in Section 3(a)(6) of the Act.

c.	[ ] Insurance company as defined in Section 3(a)(19) of the Act.

d.	[ ] Investment company registered under section 8 of the Investment Company Act of 1940.

e.	[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

f.	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

g.	[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

h.	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

i.	[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

j.	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Item 4. Ownership
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:	4,404,762

(b)	Percent of class:	12.0%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote	See Row (5) on Pages 2-8

	(ii) Shared power to vote or to direct the vote	See Row (6) on Pages 2-8

	(iii) Sole power to dispose or to direct the disposition of	See Row (7) on Pages 2-8

	(iv) Shared power to dispose or to direct the disposition of	See Row (8) on Pages 2-8

Item 5. Ownership of Five Percent or Less of a Class
     N/A
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
     N/A
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     N/A

Item 8. Identification and Classification of Members of the Group
     Refer to Exhibit 1
Item 9. Notice of Dissolution of Group
     N/A
Item 10. Certification
     Refer to Statement on Page 12

SIGNATURES
     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Equity Trust (Jersey) Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

Collison Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

Hilamar Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

Karinga Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

Derard Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

C.N. Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

EQ Nominees (Jersey) Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

EXHIBIT INDEX

Exhibit 1:	Agreement by and between Equity Trust (Jersey) Limited, Collison Limited, Hilamar Limited, Karinga Limited, Derard Limited, C.N. Limited and EQ Nominees (Jersey) Limited with respect to the filing of this disclosure statement.

Exhibit 1
Joint Filing Statement
     We, the undersigned, hereby express our agreement as of this 13th day of February, 2008 that the attached Schedule 13G (including all amendments thereto) is filed on behalf of each of the undersigned.
Equity Trust (Jersey) Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

Collison Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

Hilamar Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

Karinga Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

Derard Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

C.N. Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority

Nominees (Jersey) Limited

Date: February 14, 2008	By:	/s/ Paul Weir
Signatory Authority
		Name:	Paul Weir
		Title:	Signatory Authority